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                                   EXHIBIT 12


                     WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLAR AMOUNTS IN THOUSANDS)


                                                 Year Ended December 31,
                                   ----------------------------------------------
                                    1989      1990      1991      1992      1993
                                   ------    ------    ------    ------    ------
  Fixed Charges:
    Interest Cost                  $42,140   $52,028   $63,986   $73,776   $79,194
    One-third rent expense           2,518     2,948     3,725     4,495     4,819
                                   -------   -------   -------   -------   -------
      Total Fixed Charges           44,658    54,976    67,711    78,271    84,013
                                   =======   =======   =======   =======   =======

  Add (Deduct):
    Earnings before Income Taxes   308,056   208,671    73,609   129,452   189,168
    Interest Capitalized           (13,304)  (22,129)     (723)   (7,354)  (15,904)
                                   -------   -------   -------   -------   -------
      Earnings for Fixed Charges  $339,410  $241,518  $140,597  $200,369  $257,277
                                   =======   =======   =======   =======   =======

  Ratio of Earnings to
      Fixed Charges                   7.60      4.39      2.08      2.56      3.06
                                   =======   =======   =======   =======   =======

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